Registration No. 333-173282

Filed Pursuant to Rule 424(b)(3)

DUKE ENERGY CORPORATION

DUKE ENERGY PREMIERNOTESSM

VARIABLE DENOMINATION FLOATING RATE DEMAND NOTES

PRICING SUPPLEMENT

(To Prospectus dated April 4, 2011)

The Date of this Pricing Supplement is February 13, 2012

The Duke Energy PremierNotes Variable Denomination Floating Rate Demand Notes (the “Notes”) bear interest at a floating rate per annum determined by the Duke Energy PremierNotes Committee, or its designee, on a weekly basis to be effective on the following Monday. Under the terms of the PremierNotes program, the interest rate payable on the Notes may vary based on the principal amount of the Notes that an investor owns.

The current Registration Statement for the Notes (No. 333-173282) was automatically effective on April 4, 2011. As of February 13, 2012, the interest rates on the Notes will be as follows:

Amount of Notes	Interest Rate Per Annum

$0-$9,999.99	1.21% Yield	1.20% Rate

$10,000-$49,999.99	1.41% Yield	1.40% Rate

$50,000-and above	1.61% Yield	1.60% Rate